Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aflac Incorporated:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our reports with respect to the consolidated financial statements and schedules refer to a change to the method of evaluating consolidation of variable interest entities (VIEs) and qualified special purpose entities (QSPEs) due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), effective January 1, 2010 and to a change to the method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2009.

/s/ KPMG LLP

Atlanta, Georgia

May 1, 2012